Exhibit 99.1

DUNKIN’ BRANDS ANNOUNCES DEPARTURE OF TONY WEISMAN, DUNKIN’ U.S. CHIEF MARKETING OFFICER

CANTON, MA (OCT. 15, 2019) – Dunkin’ Brands, the parent company of Dunkin' and Baskin-Robbins, today announced that Tony Weisman, Chief Marketing Officer Dunkin’ U.S., is stepping down from his position effective December 1, 2019. The company will immediately begin a search for his replacement, and Mr. Weisman has agreed to assist in the search. Until the appointment of a new CMO, the marketing department will report to Dave Hoffmann, Dunkin’ Brands CEO and Dunkin’ U.S. President.

“Tony has played a key role in the transformation of our brand, including our widely lauded decision to drop “Donuts” from our logo, our very successful espresso relaunch, and the introduction of innovative products like our plant-based Beyond Sausage® Breakfast Sandwich, currently available in Manhattan. Additionally, he has assembled a highly talented marketing and culinary team, and an award-winning group of outside creative agencies, all of whom will enable us to continue to move ahead with our plans to make Dunkin’ America’s most loved, beverage-led brand,” said Hoffmann. “Tony has been a great business partner to me and the rest of the leadership team, and we wish him all the best with his next endeavor.”

Since joining the company in September 2017, Weisman has overseen marketing, product innovation, field marketing, consumer insights and advertising, as well as the brand’s digital and consumer-packaged goods (CPG) initiatives for Dunkin’ U.S.

“I am tremendously proud of all we have accomplished at Dunkin’ over the past two years and proud to have been part of this incredible brand at this point in its history,” said Weisman. “It has been an honor to work with this management team, our strong marketing team and a great group of franchisees. I have been a passionate Dunkin’ fan my entire life and will continue to be a loyal customer as I move on to my next opportunity.”

About Dunkin' Brands Group, Inc.

With more than 21,000 points of distribution in more than 60 countries worldwide, Dunkin' Brands Group, Inc. (Nasdaq: DNKN) is one of the world's leading franchisors of quick service restaurants (QSR) serving hot and cold coffee and baked goods, as well as hard-serve ice cream. At the end of the second quarter 2019, Dunkin' Brands' 100 percent franchised business model included over 12,900 Dunkin' restaurants and more than 8,000 Baskin-Robbins restaurants. Dunkin' Brands Group, Inc. is headquartered in Canton, Mass.

Contact(s):

Stacey Caravella (Investors)	Karen Raskopf (Media)
Senior Director, Investor Relations	SVP, Corporate Communications
Dunkin’ Brands Group, Inc.	Dunkin’ Brands Group, Inc.
investor.relations@dunkinbrands.com	karen.raskopf@dunkinbrands.com
781-737-3200	781-737-5200